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                                                                      Exhibit 99

         Media Contact:                              Investor Contact:
         Terry L. Cook                               James F. Verhey
         (909) 483-8511                              (909) 483-8513

FOR IMMEDIATE RELEASE

                Kaiser Ventures Announces Stockholder Approval of
            Conversion; Each Share to be Converted into $10 in Cash
                              and One Class A Unit


         ONTARIO, CA (November 28, 2001) - Kaiser Ventures Inc. (NASDAQ: KRSC) ("Kaiser Inc.") announced today that its stockholders approved the previously announced plan to convert Kaiser Inc. into a limited liability company and distribute much of its cash on a tax advantaged basis. The conversion is expected to be effective on November 30, 2001, at which time each share of Kaiser Inc. Common Stock will be automatically converted into the right to receive $10 in cash plus one Class A Unit in Kaiser Ventures LLC ("Kaiser LLC").

         Kaiser Inc. Common Stock is expected to cease trading on the NASDAQ Stock Market as of midnight on November 30, 2001. Trades made through that day are expected to be cleared by the transfer agent and The Depository Trust Company. No transfers entered after November 30, 2001 will be recorded in Kaiser Inc.'s stock books. The merger consideration is expected to be payable to stockholders of record as of the close of business on December 5, 2001, three business days after Kaiser Inc.'s stock stops trading.

         To receive the cash and Class A Units, Kaiser Inc. stockholders of record will have to submit their stock certificates and a Letter of Transmittal, appropriately completed, to ACS Securities Services, Inc., Kaiser LLC's transfer agent. Copies of the Letter of Transmittal and related instructions will be mailed to Kaiser Inc. stockholders of record as of the closing of the stock transfer books shortly after the

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completion of the conversion. Copies of the Letter of Transmittal and related instructions may also be obtained on November 29, 2001, from Kaiser Inc.'s website, www.kaiserventures.com. The website also includes additional
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information about the process for surrendering shares, including a set of frequently asked questions.

         For tax reasons, Kaiser LLC strongly recommends that the Class A Units not be held in "street name." Consequently, brokerage firms, banks and other nominees should provide the names and tax identification numbers of the actual beneficial owners of the Kaiser Inc. stock so that the Class A Units may be issued in the name of the beneficial owner(s). Certificates for the Class A Units (registered in the name of the beneficial owner(s)) and the cash payable as a result of the merger will be delivered to brokerage firms, banks and other nominees who properly complete the transmittal documents. These nominees may retain the physical certificates and cash for the benefit of their clients or distribute them as directed by those clients. Because the Class A Units cannot be traded on a secondary market, there will be no means of holding the Class A Units electronically.

         "With this approval, we will be able to make $10 a share in cash available to our stockholders on a tax advantaged basis," said Richard E. Stoddard, Chairman and Chief Executive Officer of Kaiser Inc. He continued, "In addition, as members of Kaiser LLC, Kaiser Inc.'s former stockholders will receive their proportionate share of any future cash distributions resulting from the successful sale of our remaining assets. We expect that our overall strategy will remain the same: to try to maximize the future cash distributed to Kaiser LLC members as quickly as reasonably possible. Our success in realizing this goal will of course determine the ultimate value of the Class A Units."

         Except for the historical statements and discussions, this press release consists of "forward-looking statements." Please do not put undue reliance on forward-looking statements. Kaiser LLC does not have any obligation to update or revise any forward-looking statements. When used or incorporated in these statements, the words "anticipate," "estimate," "project" and similar expressions are

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intended to identify forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties, not all of which were identified in Kaiser Inc.'s Proxy Statement or Kaiser LLC's Registration Statement on Form S-4 (together, the "Joint Proxy Statement/ Prospectus"). Kaiser Inc. and Kaiser LLC believe that these assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Kaiser LLC's actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include, among others, the ones discussed under "Risk Factors" in the Joint Proxy Statement/Prospectus as well as those discussed in other places in Kaiser Inc.'s filings with the SEC. For example, actual results could materially differ from those projected as a result of factors including, among others, the inability to complete the anticipated sale of the Eagle Mountain landfill project; litigation, including, without limitation, claims that relate to Eagle Mountain and pre-bankruptcy activities of Kaiser Steel Corporation, the predecessor of Kaiser Inc. and Kaiser LLC, including, without limitation, asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on our permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits; and/or general economic conditions in the United States and Southern California. Should one or more of these risks, or any other risks, materialize, or should one or more of the underlying assumptions of Kaiser Inc. or Kaiser LLC prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire.

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